Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated April 9, 2011 (the “Effective Date”),

BETWEEN:

WESTMOUNTAIN INDEX ADVISOR, INC., a company duly incorporated under the laws of Colorado, with operations in Washington and Idaho.

(the “Company”)

AND:

Mark Scott, an individual residing in Alpharetta, Georgia and Seattle, Washington

(the “Executive”).

WHEREAS:

A.                      The Company is incorporated under the laws of Colorado and carries on the business of mineral exploration and development;

B.                      The Executive is one of the key executives of the Company;

C.                      The parties wish to formalize the terms of the Executive’s relationship with the Company; and

D.                      It is of material value to the Company and the Executive to expressly set out the Executive’s rights and the Company’s obligations in the event of a Change of Control (as defined herein) of the Company so that in the event of a Change of Control of the Company the Executive will be encouraged to remain in the Company’s employ until such Change of Control is completed or terminated, without fear of loss of the Executive’s rights under this Agreement;

NOW THEREFORE in consideration of the premises and mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.           EMPLOYMENT

1.1           Effective Date.  This Agreement shall be effective on the Effective Date.

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1.2           Position and Term.  The Company agrees to continue to employ the Executive and the Executive agrees to serve the Company as Chief Financial Officer of the Company.  The term of this Agreement and employment is indefinite, but the employment and this Agreement may be terminated by either party as provided herein.

1.3           Duties and Reporting.  The Executive shall report to and be directly responsible to the board of directors of the Company (the “Board”).  The Executive will have the duties and authorities commonly associated with the Executive’s office and such other duties reasonably related thereto as may be assigned by the Company from time to time.  The Executive shall work a full-time schedule for the Company and shall not engage in any other employment or self-employment without the written consent of the Board. The Executive will work out of Seattle, WA and Alpharetta, GA.  The Executive acknowledges that his employment will entail frequent travel, including but not limited to locations of operations of the Company.

2.           COMPENSATION

2.1           Salary.  The Company will pay the Executive an annual salary in the amount of $96,000 (US), less lawful deductions, payable by equal monthly instalments on the last calendar day of each month.  For all purposes of this Agreement, “Annual Salary” means the remuneration described in this section (subject to adjustment under sub-section 2.2 below), and does not include any other payments such as bonuses, share options, benefits, or amounts of a similar nature.

2.2           Stock Award. The Company shall issue $3,000 in stock monthly to Executive (6,000 shares at $.50 per share) for a period of one year to be renewed upon approval annually.

2.3           Review.  The Company will review the Annual Salary annually and will make any adjustments it determines are reasonable in the sole opinion of the Board on the recommendation of the Company’s compensation committee.  The compensation committee shall take into account, but shall not be limited to considering, the Executive’s performance, the financial and operating success of the Company in the preceding twelve (12) months and salaries for comparable positions in the marketplace. The Annual Salary shall not be reduced, except by written agreement signed by the Executive.

2.4           Annual Bonus.  The Company may pay the Executive on the anniversary of the Effective Date, a discretionary bonus in an amount reasonable in the sole opinion of the Board, based on the recommendation of the Company’s compensation committee.

2.5           Benefits.  The Executive shall be entitled to participate in all Executive benefit programs offered to the Company’s executives from time to time (the “Benefits”), including, without limiting the generality of the foregoing, those set out in Schedule “A” hereto, in accordance with and on the terms and conditions generally provided from time to time by the Company. The Executive agrees that the Company may substitute or modify the terms of the Benefits on comparable terms and conditions without notice, provided that no material substitution or modification of benefits made within 12 months after a Change of Control of the Company shall be binding on the Executive without the Executive’s consent. All insured benefits shall be governed by the terms of the policies in force.

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2.6           Incentive Plans.  The Executive shall be entitled to participate in any incentive programs for the Company’s executives, including, without limiting the generality of the foregoing, share option plans, share purchase plans, profit-sharing or bonus plans (collectively, the “Incentive Plans”). Such participation shall be on the terms and conditions of such Incentive Plans as at the date hereof or as may from time to time be amended or implemented by the Board in its sole discretion. Except as hereafter specifically set out, the Executive acknowledges that his participation in these Incentive Plans will be to such extent, on such terms and in such amounts as the Board in its sole discretion may decide from time to time, and the Executive shall have no absolute entitlement to such participation.

Any amounts which the Executive may be granted under any Incentive Plan shall not, for the purposes of this Agreement, be treated as salary.  The Executive agrees that except in respect to share options or other incentive mechanisms which have been granted to the Executive, the Company may substitute, reduce, modify the terms of or eliminate its Incentive Plans from year to year in the sole discretion of the Board or to meet regulatory or stock exchange requirements.

2.7           Incentives on Termination.  No incentive shall be payable to the Executive after notice of termination of employment has been given or received by the Executive, except for incentives which have been fully earned as at the date of such notice which remain payable provided such termination is not for just cause.

2.8           Vacation.  The Executive shall be entitled to four (4) weeks’ paid vacation each calendar year, at such time or times as shall be agreed between the Executive and the Company.

2.9           Expenses.  The Executive shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily and properly incurred by the Executive in the discharge of duties for the Company. The Executive agrees that such reimbursements shall be due only after the Executive has rendered an itemized expense account to the Board of Directors and Chief Financial Officer showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company.

2.10           Additional Benefits.  The Company shall provide such additional benefits as may be set out in Schedule “A”.

3.           ADDITIONAL OBLIGATIONS OF THE EXECUTIVE

3.1           Time.  The Executive will devote the Executive’s time, attention and ability to the business and affairs of the Company and its subsidiaries as required to fulfil the Executive’s duties hereunder and shall not engage in any other work for remuneration without the written consent of the Board.

3.2           Other Permitted Activities.  The Executive will not become a director, principal, agent, officer or employee of any other company without the prior consent of the Board, such consent not to be unreasonably withheld.  The Company’s consent herein shall not permit any appropriation or diversion by the Executive of any business opportunity coming to the Executive in the Executive’s capacity as an Executive of the Company or otherwise in the course of the Company’s business.

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3.3           Confidentiality.  The Executive will not, at any time, or in any manner, during the continuance of the Executive’s employment hereunder or thereafter, divulge any of the confidential information or secrets of the Company, including but not limited to information about mineral properties in which the Company or its affiliates has or is proposing to acquire an interest (collectively, the “Confidential Information”), to any person or persons, except as required to carry out the Executive’s duties, without the previous consent in writing of the Board.  During the continuation of the Executive’s employment or thereafter for a period of one year, the Executive shall not use or attempt to use any Confidential Information which the Executive may acquire in the course of his employment for the Executive’s own benefit or that of any other person, directly or indirectly.

3.4           Business Opportunities.  The Executive agrees to communicate at once to the Company all material business opportunities which come to the Executive in the course of the Executive’s employment or otherwise in the course of the Company’s business and to deliver to and assign ownership of to the Company all inventions and improvements in the nature of the business of the Company which, in the course of the Company’s business the Executive may conceive, make or discover, become aware directly or indirectly or have presented to the Executive and such business opportunities, inventions, and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment for the same.

4.           TERMINATION

4.1           Resignation.  Subject to section 1.2, the Executive may terminate this Agreement without Good Cause by giving the Company two (2) months’ advance written notice, in which event, subject to section 4.7, the Executive shall not be entitled to any severance payment, but shall be entitled to receive Annual Salary and vacation pay earned to the date of termination and payment of any reimbursable expenses.

4.2           Termination Without Cause.  Subject to section 1.2, the Company may terminate this Agreement and the employment of the Executive without cause at any time by notice in writing stating the last day of employment (the “Termination Date”), in which event the Company shall be obligated to pay to the Executive, on the Termination Date, the following:

(a)	an amount equal to one times the Annual Salary, less lawful deductions;

(b)	an amount equal to the greater of (i) one times the Executive’s targeted annual bonus, and (ii) one times the bonus received by him in the previous year; and

(c)	accrued but unused vacation time as at the Termination Date.

4.3           Resignation for Good Cause.  The Executive may resign on two weeks’ written notice (the end of such notice also being the “Termination Date”) for “Good Cause” (as defined below), in which event the Company shall be obligated to pay the Executive, on the Termination Date, an amount equal to two times the Annual Salary, less lawful deductions.

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4.4           Payments on Termination Without Cause and Resignation for Good Cause.  The Executive may direct the Company to pay the amounts in section 4.2 or 4.3 in a lump sum or in instalments on regular paydays of the Company. Furthermore, until the earlier of the second anniversary of the Termination Date or the Executive obtaining comparable alternative benefit coverages, the Executive shall continue to be entitled to participate, at the expense of the Company, in the Company’s Benefit plans in effect as of the Termination Date, unless such participation is not permitted under any such plan or policy.  The compensation and benefits set out in sections 4.2, 4.3 and 4.4 shall be collectively referred to as the “Severance”.

4.5           Good Cause Defined: As used herein, “Good Cause” means the occurrence of one of the following events without the Executive’s express written consent:

(a)
the assignment by the Company of any substantial new or different duties inconsistent with the Executive’s positions, duties, responsibilities and status with the Company immediately prior to such change in assigned duties;

(b)	a material reduction in the Executive’s responsibilities, except as a result of the Executive’s death, disability or retirement;

(c)	a reduction by the Company in the Executive’s Annual Salary;

(d)	a change in the principal executive office of the Company to a location more than 50 kilometres from the then-current location of the principal executive office of the Company;

(e)	the requirement by the Company that the Executive be based anywhere other than within a 100 kilometre radius of the Executive’s then current location;

(f)
the failure by the Company to continue in effect, or a material change in the terms of the Executive’s participation in benefits under any Incentive Plan or Benefits plan (collectively, the “Existing Plans”), the effect of which would be to materially reduce the total value, in the aggregate, of the benefit to the Executive of the Existing Plans;

(g)	any reduction by the Company of the number of paid vacation days to which the Executive is entitled; or

(h)	any other events or circumstances which would constitute a constructive dismissal at common law.

4.6           Termination for Cause. The Company may at any time terminate the employment of the Executive and this Agreement for just cause. Without limiting the generality of the foregoing, just cause shall be deemed to exist in the event the Executive:

(a)	engages in conduct which is detrimental to the reputation of the Company or any of its Affiliates in any material respect;

(b)	has committed an act of fraud or material dishonesty in connection with or related in any way to his employment with the Company;

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(c)	is the subject of any enforcement proceeding by a securities regulatory authority or agency;

(d)	breaches his duties under this Agreement; or

(e)	willfully neglects his duties to a material degree.

In such event, the Executive shall not be entitled to any compensation or notice, but shall be entitled to receive the Annual Salary and vacation pay earned to the date of termination and payment of any reimbursable expenses.

4.7           Resignation or Termination After a Change of Control. Notwithstanding any other provision in this Agreement, if within 6 months following a Change of Control of the Company (as defined below), the Employee’s employment is terminated by the Company without Cause, or the Employee resigns with or without Good Cause within 6 months following a Change of Control, in either case he will receive Severance as set out in Sections 4.2 and 4.4.

4.8           Change of Control Defined:  For all purposes of this Agreement, “Change of Control” means:

(a)
the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, as such terms are defined in the Securities Act, British Columbia, of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting jointly or in concert, constitutes for the first time in the aggregate 30% or more of the outstanding common shares of the Company and such shareholding exceeds the collective shareholding of the current directors of the Company, excluding any directors acting in concert with the acquiring party; or

(b)
the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent Board of the Company, or the election of a majority of Board members to the Company’s board who were not nominees of the Company’s incumbent board at the time immediately preceding such election; or

(c)	consummation of a sale of all or substantially all of the assets of the Company; or

(d)	the consummation of a reorganization, plan of arrangement, merger or other transaction which has substantially the same effect as (a) to (c) above.

4.9           No Mitigation.  The Executive shall not be required to mitigate the amount of any payments provided for in this section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this section be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.

4.10           Return of Property.  On the cessation of employment for any reason, the Executive agrees to deliver to the Company all documents, financial statements, records, plans, drawings and papers of every nature, in any way relating to the affairs of the Company and its subsidiaries or affiliated companies, if any, which are in the Executive’s possession or control.

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4.11           Right to Deduct.  The Company shall have the right to offset any money properly due by the Executive to the Company against any amounts payable by the Company to the Executive under this Agreement.

4.12           Incapacity.  If the Executive becomes:

(a)
temporarily disabled before termination of his employment hereunder, the Company and its subsidiaries will pay the Executive the Annual Salary and Benefits to which he is otherwise entitled pursuant to his employment provided the Executive exercises reasonable efforts to return to employment as soon as practicable until the earlier of (i) such time as the Executive is eligible for Long Term Disability Benefits or 120 days following the date on which such temporary disability arose, or

(b)
permanently disabled (which shall refer to any disability resulting in the Executive being unable to perform substantially all his employment duties for more than 120 consecutive days or more than 120 days in any calendar year), the Company may forthwith terminate the Executive’s employment, and the Executive will thereafter be paid (by the Company or by a corporation entitled to issue annuity contracts engaged by the Company) Severance under sections 4.2, 4.3 and 4.4 or any other section of this Agreement.

4.13           Release   In return for the Severance or payments under sections 4.13(b) and any other amounts payable to the Executive, the Executive will deliver to the Company a full and final release of all claims arising on such termination.

5.           PRIVACY

5.1           By accepting employment with the Company, the Executive consents to the Company collecting, using and disclosing his personal information for the purposes relating to the maintenance of the employment relationship.  The purposes of the Company’s collection, use and disclosure include, but are not limited to:

(a)	ensuring that the Executive is properly remunerated for his services to the Company which shall include disclosure to third party payroll providers;

(b)
administering and/or facilitating the provision of any benefits to which the Executive is or may become entitled, including bonuses, benefits, pensions, registered retirement savings plans, short, medium and long-term incentive plans; this shall include the disclosure of the Executive’s personal information to the Company’s third party service providers and administrators;

(c)	ensuring that the Company is able to comply with any regulatory, reporting and withholding requirements relating to the Executive’s Consulting;

(d)	performance and promotion;

(e)
monitoring the Executive’s access to and use of the Company’s electronic media services in order to ensure that the use of such services is in compliance with the Company’s policies and procedures and is not in violation of any applicable laws;

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(f)	complying with the Company’s obligations to report improper or illegal conduct by any director, officer, employee or agent of the Company under any applicable securities, criminal or other law;

(g)
allowing a potential purchase of the shares or assets of the Company to conduct due diligence with respect to Consulting obligations of the Company, subject to compliance with the treatment of such information as required by applicable legislation respective privacy; and

(h)	any other purpose for which the Executive is given notice and which is reasonably related to the maintenance of the Executive’s Consulting relationship.

6.           SUCCESSORS OR ASSIGNS

6.1           Successors.  This Agreement shall enure to the benefit of and be binding upon and shall be enforceable by the Company and the successors and assigns of the Company.  The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume liability, jointly and severally with the Company for the performance by the Company of its obligations under this Agreement.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and in addition to all other remedies available to the Executive, the Executive shall be entitled to deliver a notice of resignation under section 4.7 at any time within the four month period following such succession and to receive the payments and to exercise the rights in such section accordingly.

6.2           Assignment.  The Company shall be entitled to assign this agreement without the Executive’s consent to any affiliate of the Company on written notice to the Executive, provided there is no material change to the Executive’s terms of employment. The Company shall remain jointly and severally liable to the Executive with such assignee. The Executive shall not be entitled to assign, pledge or grant a security interest in any obligation of the Company to make payment hereunder.

6.3           Benefit Binding.  This Agreement shall enure to the benefit of, shall be binding upon, and shall be enforceable by the Executive’s legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are still payable to the Executive under this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees or to the Executive’s estate.

7.           MISCELLANEOUS

7.1           Applicable Laws.  This Agreement and the employment of the Executive shall be governed, interpreted, construed and enforced according to the laws of the state of Washington and the laws of the state of Washington applicable therein.

7.2           Time.  Time shall be of the essence of this Agreement.

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7.3           Entire Agreement.  This Agreement represents the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof.  This Agreement may only be amended or modified in writing signed by the parties.

7.4           Notices.  Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address provided as follows or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered:

(a)	In the case of the Company, to:

WestMountain Index Advisor, Inc.

1256 W. Elmira Road

Sandpoint, ID 83864

(b)	In the case of the Executive, to:

7.5           Waiver.  The waiver by the Executive or by the Company of a breach of any provision of this Agreement by the Company or by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.

7.5           Recourse on Breach.  The Executive acknowledges that damages would be an insufficient remedy for a breach of this Agreement and agrees that the Company may apply for and obtain any relief available to it in a court of law or equity, including injunctive relief, to restrain breach or threat of breach of this Agreement or to enforce the covenants contained herein, and in particular, the covenant contained in Section 3.3, in addition to the rights the Company may have to damages arising from said breach or threat of breach.  The Executive hereby waives any defences he may or can have to strict enforcement of this Agreement by the Company.

7.6           Independent Legal Advice.  The Executive hereby represents and warrants to the Company and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Company from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

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IN WITNESS WHEREOF the parties have executed this Agreement on April 9, 2011.

WestMountain Index Advisor, Inc. /s/ Gregory Schifrin Gregory Schifrin, Chief Executive Officer	) ) ) ) )

SIGNED, SEALED AND DELIVERED by Mark Scott in the presence of: Name Address Occupation	) ) ) ) ) ) ) /s/ Mark Scott ) Mark Scott ) ) )

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SCHEDULE “A”

Benefits (s.2.3)	Standard executive benefits, including medical, dental, life, disability, etc.

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